EXHIBIT 10.6

ACQUISITION AND PURCHASE AGREEMENT DATED AS OF

JANUARY 31, 2015

BY AND BETWEEN

TPT GLOBAL TECH, INC. AND

COPPERHEAD DIGITAL HOLDINGS, INC. AND

ITS

SHAREHOLDERS

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ACQUISITION AND PURCHASE AGREEMENT

This AGREEMENT, dated as of January 31, 2015 (the "Agreement"), is by and between TPT Global Tech, Inc. ("TPTG"), a Delaware Corporation, (" Shareholders"), as the shareholders of Copperhead Digital Holdings, Inc. and Copperhead Digital Holdings, Inc. , an Arizona Corporation ("Acquiree").

WHEREAS , the Board of Directors of TPTG and the shareholders of Acquiree have each approved the acquisition of all of the outstanding common and preferred stock of Acquiree by TPTG (the " Acquisition ");

WHEREAS , those persons listed on Exhibit A are the shareholders of Acquiree of the common and preferred stock of Acquiree (collectively , the " Purchased Shares") ; and

WHEREAS, this Agreement is intended to set forth the terms upon which all of the outstanding stock of Acquiree will be acquired by TPTG from Shareholders.

NOW, THEREFORE, in consideration of the foregoing and to document the respective intentions, representations, warranties, covenants and agreements by and between the undersigned , and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I

THE CONSIDERATION

SECTION 1.01 Consideration for Acquisition. The exchange consideration deliverable at Closing (as herein defined) by TPTG to Shareholders is as follows:

a)	In consideration for all combined Copperhead Digital Holdings, Inc. "Preferred Stock" and "Series B Preferred Stock," together with any and all accrued interest , collectively, the Purchaser shall issue 1,000,000 shares of restricted Series B Convertible Preferred Stock of TPTG with the Designation of Rights and Privileges as set forth on Exhibit l.0l(a)-i to those persons or entities in the amounts set forth on Exhibit 1.01(a)-ii.

b)	In consideration for the combined "Broadriver Note" and "FCN Note" together with any and all accrued interest , collectively (an estimated $I,091,801.48 pre audit, actual amount to be determined in audit), Buyer shall issue 545,000 shares of restricted Series B Convertible Preferred Stock of Purchaser.

c)	In consideration for all of the Common Shares of Copperhead Digital Holdings, Inc., Purchaser shall issue 440,000 restricted Common Shares in TPT Global Tech, Inc. to those persons in the amounts listed on Exhibit 1.0l(b)-i

d)	$2,500,000 in the form of assumption of a promissory note to Bank of Arizona (to which Bank of Arizona must consent) for which there shall be added a privilege for the principal and interest to be convertible at or prior to maturity to one million

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(1,000,000) TPTG common shares @ a 10% discount to the 10 day average market closing price preceding date of conversion per share, in the form attached hereto as Exhibit 1.01(c)-1, and by this reference made a part hereof, which is secured by the cash, cash-equivalents, accounts receivable, fixtures , furniture, equipment, intangible assets (including intellectual property), and inventory of Acquiree pursuant to the terms and conditions of the existing security agreement, by this reference made part hereof.

e)	For any monies invested to bring the accounts payable current by Seller after November 1, 2014, as described below, Seller shall receive a promissory note convertible at the option of the holder, or have the right to Common Stock at Fifty Cents ($0.50 USD) per share for two years.

SECTION 1.02 Effective Date of the Acquisition

The Acquisition shall become effective upon the delivery of the Purchased Shares duly endorsed for transfer by Shareholders to TPTG simultaneously with the delivery of the consideration specified in paragraphs 1.01(a), and (b) by TPTG to Shareholders, the delivery of the document described in l.0l(c), by TPTG

SECTION 1.03 Conveyance Instrument

The sale and assignment of the Purchased Shares shall be in the form of the Stock Powers duly executed in the fo1m attached hereto as Exhibit 1.03(a), with the certificates attached, together with an executed Exchange Agreement with Representations, in the form attached hereto as Exhibit 1.03(b) and by this reference made a part hereof.

ARTICLE II

TITLE AND LICENSING MATTERS

SECTION 2.01 Title

Shareholders warrant and represent that when delivered hereunder, the Purchased Shares will be free and clear of all liens and encumbrances whatsoever, and the assets of Acquiree shall be free and clear of all liens and encumbrances, except for the existing lien to Bank of Arizona and the conveyance of the shares of Acquiree will not trigger a default or be an event of default as to any other business aspect or matter involving Acquiree.

SECTION 2.02 Licensing Matters

(a) Acquiree shall maintain: (i) a License issued and administered by the State of Arizona. Acquiree covenants and agrees to maintain such License.

(b) On the Closing Date, all licensing shall be in good standing, and, to Acquiree's knowledge, this transaction shall not jeopardize the license of Acquiree, nor its contract with any vendors or customers. TPTG shall obtain and maintain any approvals necessary for the operations and license of Acquiree after Closing.

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ARTICLE III

CLOSING

SECTION 3.01 Closing

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Acquisition (the "C losing") shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent extended hereunder , at the offices of Acquiree, located at 170 Williams Dillard Dr. Ste. 115, Gilbert, AZ 85233, before 10:00 a.m. local time on February 1, 2015 or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date") at which time the Purchased Shares and the consideration identified in Section 1.01 shall be delivered. Upon payment of the consideration set forth in Section 1.01 above, Shareholders shall cause all officers and directors of Acquiree to resign their positions with Acquiree, at which time TPTG shall elect new directors, who shall thereafter appoint new officers of Acquiree.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TPTG

Except as set forth in the applicable section of any disclosure schedule delivered by " TPTG" to Shareholders prior to the execution of this Agreement (the "TPTG" Disclosure Schedule") , TPTG represents and warrants to Shareholders as follows:

SECTION 4.01 Organization of TPTG; Authority

TPTG is an entity duly organized, validly existing, and in good standing under the laws of the State of Florida. TPTG has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party ("Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties, and to conduct its business. The execution, delivery, and performance by TPTG of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TPTG, including , without limitation , the approval of the board of directors of TPTG. The Transaction Documents have been duly executed and delivered and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of TPTG, enforceable against TPTG in accordance with their terms. TPTG ha heretofore delivered or made available to Shareholders complete and correct copies of the certificate of incorporation and by-laws of TPTG, as in effect as of the date of this Agreement, and TPTG is not in violation of its organizational documents.

SECTION 4.02 No Violation; Consents and Approvals

The execution and delivery by TPTG of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and TPTG's compliance and performance with the terms hereof and thereof will not, conflict with or result in any violation of

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or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of TPTG (b) any Law applicable to TPTG or the property or assets ofTPTG, or (c) give rise to any right of termination , cancellation or acceleration under, or result in the creation of any lien upon any of the properties of TPTG under any contract to which TPTG is a party or by which TPTG or any assets of TPTG may be bound. No governmental approval is required to be obtained or made by or with respect to TPTG in connection with the execution and delivery of this Agreement or the consummation by TPTG of the transactions contemplated hereby.

SECTION 4.03 Litigation; Compliance with Laws

(a)                There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TPTG, threatened against, relating to or affecting TPTG, its business or its assets that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby or TPTG's operation of its business after Closing. TPTG is not in default under any order, lice nse, regulation or demand of any federal, state, or local court or other governmental agency with respect to any order, writ, injunction, or decree of any court or suc h agency.

(b)               TPTG has complied with, and is in compliance in all material respects with, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to TPTG, the operation of its business, and its assets (individually, a "Law" and collectively, "Laws"). TPTG has received no notice from any federal, state, or local court, agency, organization, or political subdivision (each, a "Governmental Entity") or other person of any violation of any Law. TPTG has obtained and holds all required permits, licenses, certificates of authority, orders, and approvals (collectively, "Licenses") of, and has made all filings, applications and registrations with, federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have an adverse effect on such business. All such Licenses are in full force and effect and current. To the knowledge of TPTG, no suspension or cancellation of License is threatened, no violations are or have been recorded in respect of any such License, and no proceeding is pending, or, to the knowledge of "TPTG", threatened to revoke or limit any such License.

SECTION 4.04 Capitalization of TPTG; Common Stock

(a)               As of July 2014, the authorized capital stock of TPTG consists of 1,000,000,000 shares of common stock, of which 137,000,000 shares were issued and outstanding. All of the outstanding shares of TPTG's common stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)               If and when issued in accordance with the provisions hereof, all of the shares of common stock to be issued to Shareholders will be duly authorized and validly issued shares of TPTG, and will be fully paid and nonassessable. If and when issued to Shareholders in accordance with the provisions of the Note, none of the shares of common stock will be issued in violation of the preemptive or preferential rights of any holder of TPTG's capital stock or in violation of the registration provisions of the Securities Act of 1933 or applicable state securities

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or blue sky laws. At all times while any principal balance of the Note is unpaid, TPTG will have reserved a sufficient number of shares of common stock for the purpose of issuance pursuant to the provisions of the Note.

SECTION 4.05 No Brokers or Finders

Neither TPTG nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, consulting fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TPTG, in connection with this Agreement or the transactions contemplated here by, in each case, whose fees TPTG would be required to pay.

ARTICLE V

REPRESENTATIO NS AND WARRANTIES OF SHAREHOLDERS AND ACQUIREE

Except as set forth in the applicable section of the disclosure schedule, if any, delivered by Acquiree to TPTG prior to the Closing of this Agreement (the " Acquiree Disclosure Schedule"), Acquiree represents and warrants to TPTG as follows:

SECTION 5.01 Organization of Acquiree; Authority

Acquiree is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona and has all requisite power and authority to enter into the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Acquiree has full legal authority to own, operate, and conduct its business in Arizona. The execution, delivery, and performance by Acquiree of this Agreement and any agreement executed and delivered in connection with this Agreement (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate actions on the part of Acquiree. The Transaction Documents have been duly executed and delivered, and, assuming that the Transaction Documents constitute a valid and binding obligation of TPTG, they shall also constitute a valid and binding obligation of Acquiree enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors ' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.. Acquiree is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the business is conducted except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Acquiree, taken as a whole. Acquiree has here,;.\1ith delivered or made available to TPTG complete and correct copies of the articles of incorporation in effect as of the date of this Agreement. Acquiree is not in violation of its organizational documents.

SECTION 5.02 No Violation; Consents and Approvals

The execution and delivery by Shareholders and Acquiree of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of

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or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of incorporation or by-laws of Acquiree, or (b) any Laws applicable to Acquiree or the business of Acquiree.

SECTION 5.03 Litigation; Compliance with Laws

(a)               Except for a Century Link settlement, which Acquiree will continue to pay in accordance with its terms until closing, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Acquiree, threatened against, relating to or affecting Acquiree, its business , its assets, or any employee, officer, director, stockholder , or independent contractor of Acquiree, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Acquiree, its business , its assets , or any employee, officer, director, stockholder , or independent contractor of Acquiree in Acquiree capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

(b)               Acquiree has complied and is in compliance in all material respects with all Laws applicable to Acquiree , its business or its assets. Acquiree has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets.

SECTION 5.04 Share Capital of Acquiree and Ownership Thereof

The total issued and outstanding share capital of Acquiree consists of shares as shown on Exhibit 5.04 hereto, of which each person listed on such exhibit is the sole owner, free and clear of all liens and encumbrances whatsoever of the shares thereupon shown, and that such shareholders have unrestricted authority to sell and convey the Acquiree shares.

SECTION 5.05 No Implied Warranties and Representations

(a)               Excluding the representations set forth in (b) below, TPTG acknowledges that neither Shareholders nor Acquiree is making any representations or warranties, written or oral or express or implied, of any nature whatsoever except as specifically set forth in Article V and no other statements, documents, or communications (including any projections or forecasts relating to the business of Acquiree) that may be made or provided, or have been made or provided, may be relied upon by TPTG, and no such statement, document, or communication shall be deemed to be a representation or warranty of Shareholders or Acquiree for any purpose.

(b)               Shareholders warrant and represent that, to the best of their knowledge and belief, the financial books, records , contracts, bank statements, and payroll records necessary to conduct an audit of Acquiree are true and accurate in all material respects. Shareholders covenant and agree that they will execute such representation letters as the auditor may reasonably require to complete an audit of Acquiree by TPTG in accordance with PCAOB standards and SEC Rules and Regulations, after the closing.

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ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.01 Access to Information

From the date hereof until the Closing Date or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants , representatives and agents such reasonable information related to this Agreement and performance hereunder. With respect to Acquiree, Shareholders shall provide to TPTG full access, upon reasonable notice and during normal business hours, to information on the business of Acquiree ' s assets. TPTG shall provide Shareholders with full access, upon reasonable notice and during normal business hours, to information on the business of TPTG and all relevant documents, records and other information concerning the business, finances, and properties of such party and its subsidiaries and that Shareholders and her counsel, accountants , representatives and agents, may reasonably request. Any due diligence which TPTG or its agents and representatives desires to conduct at Acquiree's facility shall only be done at such times as TPTG and Shareholders may mutually agree. No investigation pursuant to this Section 6.01 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition, it being understood that the investigation will be made for the purposes, among others, of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party; provided, however, that in the course of performing its investigations, if a party discovers information which renders a representation or warranty inaccurate, such party shall inform the other party of such discovery. In the event of the termination of this Agreement, each party will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECT!ON 6.02 Legal Conditions to Transaction; Reasonable Efforts

The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Transaction and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Transaction. The parties will take all reasonable actions necessary to obtain (and will cooperate with eachother in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the parties in connection with the Transaction or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.03 Certain Filings

Each party shall cooperate with the other in (a) connection with the preparation of an announcement or required filings, (b) determining whether any action by or in respect of, or

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filing with, any governmental body, agency , official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material cont racts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings , furnishing information required in connection therewith and seeking timely to obtain any such actions, consents , approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approva ls , permits or authorizations required in connection with the transaction.

SECTION 6.04 Public Announcements and Filings

Prior to any release, each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable Law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.05 Tax Matters

No representation is made with regard to the tax implications of the agreement for any entity or investor.

SECTION 6.06 Supplements to Schedules

Prior to the Closing, Shareholders will supplement or amend the Acquiree disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule, if any. No supplement to or amendment of the disclosure schedule made pursuant to this Section 6.06 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.07 No Contact of Third Parties

Neither TPTG, nor any of its officers, directors, employees , contractors, agents, representatives, or attorneys shall contact any supplier , vendor, customer, client, or employee of Acquiree without Acquiree's prior written consent and then, only to the extent and in the manner agreed to by Acquiree.

ARTICLE VII

CONDITIONS OF THE CLOSING

SECTION 7.01 Conditions to Each Party's Obligation to Effect the Transaction

The respective obligations of each party to close the Transaction contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived, in whole or in part to the extent permitted by applicable Law. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated , enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether

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temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Transaction or any transaction contemplated by this Agreement; provided, however, that the parties shall use reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02 Additional Conditions of Obligations of TPTG

The obligation of TPTG to effect the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by TPTG:

(a)                Representations and Warranties. The representations and warranties of Acquiree set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)               Performance of Obligations of Shareholders. Shareholders shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by her under this Agreement at or prior to the Closing Date.

(c)                No Material Adverse Change. From the date hereof through and including the Closing, no event shall have occurred which would have a Material Adverse Effect on the assets of Acquiree. For purposes hereof, "Material Adverse Effect" means a change, effect, condition or circumstances that, in the reasonable judgment of TPTG, is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, financial condition, value, ability to deliver services, operating results, cash flow, net worth or customer or provider relations of Acquiree, or otherwise materially adversely affecting the ability of Shareholders or Acquiree to consummate the Transactions except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement or, or performance of the Transactions (including any action or inaction by Acquiree's customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which Acquiree operates, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving , the United States, any declaration of war by Congress or any other national or international calamity, (v) material adverse changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by Shareholders and/or Acquiree prior to the Closing, but only to the extent any such change described in clauses (ii) through (v) is not specifically related to or disproportionately impacts Acquircc.

(d)                Third Party Consents. Shareholders and Acquiree shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or Governmental Authorities in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

(e)                Deliveries. At the Closing, Acquiree shall have delivered to TPTG true, correct and complete copies of resolutions duly and validly adopted by the Board of Directors of

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Acquiree evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of Acquiree, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date.

(f)            Acquiree 's Indebtedness. All outstanding interes t-bearing indebtedness of Acquiree shall have been fully paid at or prior to Closing. Equipment leases are not included in this definition but are trade payables. The parties acknowledge and agree that any current liabilities or trade payables of Acquiree shall not be considered "interest-bearing indebtedness."

(g)               The Purchased Shares. Shareholders shall assign and convey the Purchased Shares free and clear of all liens and encumbrances , at Closing.

(h) Due Diligence and financial information. Acquiree shall have provided all due diligence materials and such financial books and records as necessary to determine that a PCAOB audit under GAAP and SEC Rules for the preceding two (2) years can be completed for Acquiree as requested by TPTG, and shall have been satisfied with such due diligence in TPTG’s sole discretion on or before February 15, 2015.

SECTION 7.03 Additional Conditions of Obligations of Shareholders

The obligation of Shareholders to close the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by "Shareholders":

(a)               Representations and Warranties. The representations and warranties of TPTG set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)              Performance of Obligations of TPTG. TPTG shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)               Deliveries. At the Closing, TPTG shall have delivered to Shareholders: (i) duly issued and authorized common shares to the persons in the denominations set forth on Exhibit 1.01 (d) hereto. and (ii) the Convertible provisions for the Promissory Note, as specified in Exhibit 1.01(c).

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination

This Agreement may be terminated at any time prior to closing, by TPTG or Shareholders as set forth below:

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(a)                by mutual consent of the board of directors of TPTG and Acquiree; or

(b)                by TPTG upon written notice to Shareholders, if any condition to the obligation of TPTG to close contained in Article VII hereof has not been satisfied by ninety (90) days after date hereof (the " End Date") (unless such failure is the result of TPTG' s breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of its duties and obligations hereunder); or

(c)                 by Shareholders upon written notice to TPTG, if any condition to the obligation of Shareholders to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of Shareholders's or Acquiree's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of her duties and obligations hereunde r); or

(d)                by TPTG or by Acquiree if the board of directors or special committee of TPTG or Acquiree acting with authority granted by said company's by-laws or board of directors determines, in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the TPTG or Acquiree board of directors or special committee to the TPTG stockholders or Acquiree stockholder under applicable Law; or

(e)                 by TPTG or Shareholders, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree, or injunction or taken any other action restraining, enjoining, or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non- appealable.

SECTION 8.02 Effects of Termination

In the event of any termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect (other than Article VIII and Article X, which shall remain in full force and effect); provided that nothing herein shall relieve any party from liability for breaches of this Agreement prior to its termination.

SECTION 8.03 Fees, Costs and Expenses

Whether or not the Transaction is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the pai1y incurring such cost and expense.

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ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST-CLOSING CONDITIONS AND COVENANTS

SECTION 9.01 Survival of Representations and Warranties

None of the covenants, agreements, obligations, representations and warranties of the parties set forth in this Agreement shall survive the Closing.

SECTION 9.02 Indemnifications

(a)                TPTG shall indemnify Shareholders against and save and hold Shareholders and her heirs, estates, legatees , devisees, legal and personal representatives, successors and assigns (collectively the " Indem nified Parties") forever harmless from any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants , damages, debts, demands, disbursements, expenses, interest, lia bilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by TPTG as they are incmTed by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against an Indemnified Party, as a result of or arising out of or by virtue of:

(i)	TPTG's operation of Acquiree or its use of the assets (including the licenses) of Acquiree after the Closing Date;

(ii)	Any breach of any representation or warranty made by TPTG to Shareholders herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith; and

(iii)	The failure of TPTG to comply with, or the breach by TPTG of, any of the covenants of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be perfo1med by TPTG (including, without limitation, this Section 9.02(a).

The Indemnified Party shall give TPTG written notice of any matter hereby indemnified against, and TPTG shall satisfy, pay and discharge any and all of an Indemnified Party's above- described claims, demands , damages, costs, expenses, etc. under this indemnity within ten ( I 0) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against an Indemnified Party by a 3rd party, or any type of quasi-

judicial , administrative or other type of proceeding against an Indemnified Party by a 3rd party, the Indemnified Party shall give TPTG written notice of said matter within ten (l0) days of discovery thereof. TPTG may and, upon the Indemnified Party's request, shall at TPTG's expense, resist and defend such matter by counsel selected by TPTG and reasonably approved by the Indemnified Party. The appearance of an Indemnified Pai1y in any such defense shall not constitute a waiver of its right to require TPTG to fulfill its obligations under this indemnity. An Indemnified Party shall provide such information and cooperation as TPTG shall reasonably request, and TPTG shall satisfy, pay and discharge any and all judgments and fines that may be recovered against an Indemnified Party in any such action or actions.

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(b)                Shareholders shall defend and indemnify TPTG, its officers, directors, shareholders , employees, agents, representatives, successors and assigns (collectively, the " Indemnified Parties"), and save and hold the Indemnified Parties forever harmless from and against any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments , penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Patty in connection with the investigation of, preparation for, or defense of, any pending or threatened claim , action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by Shareholders as they are incurred by the Indemnified Party), imposed upon , incurred or sustained by, or asserted against TPTG, and/or its officers, directors, shareholders, employees, agents, successors or assigns, as a result of or arising out of or by virtue of:

(i)	The operation of Acquiree or use of its assets prior to the Closing Date;

(ii)	Any breach of any representation or warranty made by Shareholders to TPTG herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith;

(iii)	The failure of Shareholders to comply with, or the breach by Shareholders of, any of the covenants and agreements set forth in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by Shareholders (including, without limitation , this Section 9.02(b)).

TPTG shall give Shareholders written notice of any matter hereby indemnified against, and Shareholders shall satisfy, pay and discharge any and all of TPTG's above-described claims, demands, damages, costs, expenses, etc._ under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or inequity against TPTG by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against TPTG by a 3rd party, TPTG shall give Shareholders written notice of said matter within ten (10) days of discovery thereof. Shareholders may and , upon TPTG's request, shall at Shareholders's expense, resist and defend such matter by counsel selected by Shareholders and reasonably approved by TPTG. The appearance of TPTG in any such defense shall not constitute a waiver of its right to require Shareholders to fulfill her obligations under this indemnity. TPTG shall provide such information and cooperation as Shareholders shall reasonably request, and Shareholders shall jointly and severally satisfy, pay and discharge any and all judgments and fines that may be recovered against TPTG in any such action or actions.

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ARTICLE X

MISCELLANEOUS

 SECTION 10.10 Notices

Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

if to TPTG to:

TPT Global Tech Inc.

501 W. Broadway

Suite 800

San Diego, CA 92101

with a copy to:

 Michael Littman

7609 Ralston Road

Arvada , Colorado 80002

Fax (303)431-1567

If to Shareholders and Acquiree to:

Copperhead Digital Holdings, Inc.

170 S. William Dillard Dr.

Suite 115

Gilbert, AZ 85233

with a copy to:

Charles J. Slack-Mendez, Esq.

SLACK-MENDEZ LAW FIRM

2710 South Rural Road

Tempe, Arizona 85282

(480) 829-1166 (office)

(602) 790-2669 (cell)

Notices shall be served personally, by overnight express mail service by a nationally recognized co urier, or by first-class , certified mail, return receipt requested, postage pre-paid. If sent personally, notice shall be deemed delivered upon receipt. If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possess ion and control of the courier. If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal. If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address. Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

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SECTION 10.02 Amendment; Waiver

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of all of the parties hereto.

SECTION 10.03 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal and personal representatives , successors and assigns; provided , that no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04 Governing Law

This Agreement shall be construed in accordance with and governed by the law of the State of Arizona without regard to principles of conflict of laws.

SECTION 10.05 Mediation/Arbitration

(a)                In the event that a dispute should arise under this Agreement, the dispute shall be submitted to mediation under the Uniform Mediation Act (even if said Act has not been adopted in the State of Arizona. Upon written notice by one party to the other of a dispute for mediation, seven (7) days shall be provided for the answer, including an indication of the answering party's willingness to move forward with mediation. In the event said answering party is NOT willing to mediate the identified dispute, the matter shall be moved forward to arbitration as set forth below. All costs of mediation shall be equally borne by the parties hereto.

(b)               In the event that one or both parties determine that Mediation of an identified dispute is unacceptable, the dispute shall be settled by binding arbitration conducted in Phoenix, Arizona in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, modified as follows: The party seeking arbitration shall submit to the other party a statement of the issues(s) to be arbitrated and shall designate such party's nominated arbitrator. The responding party shall respond with any additional or counter statement of the issue(s) to be arbitrated and shall designate the responding party ' s arbitrator within fourteen (14) days after receipt of the initial notice of arbitration. The two (2) arbitrators thus nominated shall proceed promptly to select a third arbitrator, who will conduct the arbitration hearing as promptly as the circumstances allow, and within a schedule set forth to both parties not less than 30 days following appointment unless a shorter time is agreed in writing by both parties hereto, and shall render a decision in writing. Any decision rendered in any arbitration shall be accepted by the parties as final and binding, and shall be controlled by the United States Arbitration Act, 9 U.S.C. §1, et seq. Any judgment awarded may be entered and recorded in any court of competent jurisdiction. The arbitration panel shall have no authority to make any ruling, finding or award that does not conform to applicable law. The arbitrator shall have authority to award costs and attorney fees to the prevailing party in accordance with the merits and good faith position asserted by the parties.

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SECTION 10.06 Consent to Jurisdiction

Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Arizona or any federal court sitting in Arizona for purposes of any suit, action, or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Arizona and on the parties designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07 Counterparts ; Effectiveness

(a)               This Agreement may be signed and transmitted by facsimile machine or by electronic mail. The signature of any person on a facsimile/electronically transmitted copy hereof shall be considered an original signature , and a facsimile/electronically transmitted copy hereof shall have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile /electronic copy of this Agreement shall be re- executed in original form. No party hereto may raise the use of a facsimile machine or computer, or the fact that any signature was transmitted through the use of a facsimile machine or electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this paragraph.

(b)              The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf ') form , or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c)               This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership

Except as expressly provided he rein , this Agreement (including the Exhibits, documents, and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as express ly provided herein, this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder. The parties hereby acknowledge that TPTG shall not be deemed to have acquired the Purchased Shares until Closing of the transactions described herein.

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SECTION 10.09 Headings

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SEC/TON 10.10 No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11 Severability

If any term or other provision of this Agreement is invalid , illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

SECTION I 0.12 Attorneys Fees

In the event it becomes necessary for any party to employ legal counsel or to bring an action at law, in equity or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be awarded its costs and reasonable attorneys' fees from the non-prevailing party.

SECTION 10.13 Confidentiality

Each party to this Agreement will hold, and will cause its respective directors, officers, employees , agents, consultants, and advisors to hold, in strict confidence , unless , based on the advice of outside counsel, disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Confidential Information") concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain without disclosure by such party in breach of this Agreement , or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above , to bank regulatory authorities.

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SECTION I0.13 Arbitration

Any dispute arising under this Agreement (" Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Phoenix, Arizona, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations , by one party ("Claimant") giving written notice to the other party ("Respondent") and to the Arizona Regional Office of the American Arbitration Association (" AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the telecommunications industry , and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation , construction and effect of this Agreement shall be governed by the Laws of Arizona, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Arizona shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages , punitive damages or exemplary damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Acquisition and Purchase Agreement to be duly executed as of the day and year first above written.

TPT GLOBAL TECH, INC.

A FLORIDA CORPORATION

by: /s/ Stephen J. Thomas III

Name: Stephen J. Thomas III

Title: President

COPPERHEAD DIGITAL HOLDINGS, INC.

AN ARIZONA CORPORATION

by: /s/ Aaron D. Clark

Name: Aaron D. Clark

Title: President SHAREHOLDERS

____________________________

(This section may be completed by separate pages executed by individual shareholders)

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SCHEDULE OF EXHIBITS

Exhibit	Document

1.01(b)-1	Convertible Promissory Note

1.03	Stock Power

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